GAMBLE, JONES, MORPHY & Bent
                      Proxy Voting Policies and Procedures



PART ONE: PROXY VOTING PROCEDURES

I.   INTRODUCTION
     ------------

Gamble, Jones, Morphy & Bent acts as an investment advisor for various clients (certain "Managed Accounts") including clients that are governed by the Employees Retirement Income Security Act of 1974 ("ERISA"). As part of its advisory contract with ERISA clients, GJMB has an obligation under ERISA section 403(a)(2) to vote all proxies for our ERISA clients. As a fiduciary to ERISA clients, we have adopted and implemented policies and procedures that we believe are reasonably designed to ensure that proxies are voted in the best interest of clients.

II.  STATEMENT OF POLICIES AND PROCEDURES
     ------------------------------------

     A.   CLIENT'S BEST INTEREST
          Gamble, Jones, Morphy & Bent's general policy for voting proxies for all clients is to cast votes so as to maximize the value of the client's investment. GJMB also considers any voting guidelines issued by its Managed Account clients, so long as these guidelines are consistent with GJMB's duties under ERISA.

     B.   CASE-BY-CASE BASIS
          Generally, GJMB will vote in favor of management. This is because, for the most part, it is GJMB's investment strategy to invest in companies that have strong management teams. However, each voting issue is considered on its own merits and is ultimately cast on a case-by-case basis in the best interest of our clients.

     C.   CONFLICTS OF INTEREST
          Any material conflicts are resolved in the best interest of our clients. (See Procedure section for detailed information)

     D.   LIMITATIONS
          Foreign Investments
          -------------------
          Consistent with DOL regulations, if the costs of exercising a proxy vote on a proxy proposal exceed the expected benefits to a client's account (or the costs exceed the expected benefits to several clients accounts taken together), GJMB may choose not to vote that proxy proposal.

     E.   CLIENT DIRECTION
          If clients give clear directions on how to vote certain proxies, we will vote according to clients' directions, even if they might be different from our policies and procedures.

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     F.   AVAILABILITY OF POLICIES AND PROCEDURES
          At any time, we provide clients with a copy of our proxy voting policies and procedures upon request. These policies and procedures may be updated from time to time.

     G.   DISCLOSURE OF VOTE
          1.   Clients
               -------
          At any time, clients can request information on how we voted their proxies. The disclosure of vote will either be delivered verbally or upon request, by mailing a hard copy of voting record to the clients.

          2.   Third Parties
               -------------
          Our general policy is not disclosing to third parties how we voted a client's proxy.

III. RESPONSIBILITY AND OVERSIGHT
     ----------------------------

     PROXY VOTING COMMITTEE:
     GJMB's proxy voting committee consists of two members, Ashley Jones, the compliance officer, and her staff Michelle Wang. The committee is responsible for developing, authorizing, implementing and updating GJMB's proxy voting policies and procedures. Ashley Jones is responsible for administering and overseeing the proxy voting process. Michelle Wang is responsible for voting clients' proxies in accordance with GJMB's policies and procedures.

IV.  PROCEDURES
     ----------

     A.   OBTAIN PROXY
          When a proxy is received, it must be forwarded to the proxy-voting delegate.

     B.   VOTE
          The proxy-voting delegate would then vote the proxy in accordance with GJMB's policies and procedures. All proxies voted by the delegate must be signed and dated by the delegate.

     1.   Top Ten Voting List
          -------------------
          When receiving a proxy from a company listed on GJMB Top Ten Companies Voting List, the voting committee will bring the proxy to GJMB Monday morning meeting for discussion with all principals and portfolio managers.

         2. Non-focus security voting
            -------------------------
          When receiving a proxy from a company not listed on the GJMB Focus list, it will be given to the portfolio manager whose client holds the security. The manager will vote the proxy in the client's best interest. When the manager's vote is inconsistent with our policies and procedures, documentation that memorializes his or her consideration is necessary. The manager then would return a copy of the proxy to the voting delegate.

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     3.   Conflicts of Interest.
          ----------------------
          When there may be a material conflict between the adviser's interests and those of the client, the proxy will be voted in the best interest of clients using the following procedures.
          (i) Disclose the conflict to clients and obtain their consents before voting.
          (ii) When clients are not available, the proxy voting committee will discuss the proxy at GJMB Monday morning meeting with all principals and portfolio managers. A copy of voted proxy along with a brief letter explaining the conflict and our voting decision will be mailed to clients afterwards.

     C.   RECORD KEEPING
          As required by Rule 204-2(c), we will keep records of (1) a copy of our policies and procedures; (2) proxy statements received regarding client securities; (3) a record of vote cast; (4) a copy of any document created by the voting committee or portfolio managers that was material to making a decision how to vote proxies on behalf of a client or that memorializes the basis for that decision, and (5) each written client request for proxy voting records and our written response to any (written or oral) client request for such records.

     D.   DURATION
          Proxy voting books and records are kept in the voting delegate's office for the first two years and in GJMB storage for a period of three years.

PART TWO: CATEGORIES OF ISSUES

I.       GENERAL PHILOSOPHIES
         --------------------

          On most issues, GJMB will vote in favor of management. This is because, for the most part, it is GJMB's investment strategy to invest in companies that show positive earnings and have strong management teams.

          Each voting issue, however, is considered on its own merits, and the position of the company's management will not be supported if it is determined that management's position would adversely affect the value of the investment or where it is found not to be in the best interest of the firm's clients.

          A.   ROUTINE MATTERS/CORPORATE ADMINISTRATIVE ITEMS
               We will generally vote with management on routine matters related to the operation of the company and not expected to have a significant economic impact on the company and/or shareholders.

          B.   POTENTIAL FOR MAJOR ECONOMIC IMPACT
               We review and analyze on a case-by-case basis non-routine proposals that are more likely to affect the structure and operation of the issuer and may have a greater impact on the value of the investment.

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          C.   CORPORATE GOVERNANCE
               We review and consider corporate governance issues related to proxy matters and generally support proposals that foster good corporate governance practices.

          D.   SUCH OTHER BUSINESS
               Proxy ballots sometimes contain a proposal granting the board authority to "transact such other business as may properly come before the meeting." We will generally vote for such proposal since it is our belief that we invest in companies with strong management team.

II.  BOARD OF DIRECTORS
     ------------------

     A.   NOMINATIONS IN UNCONTESTED ELECTIONS
          In an uncontested election of directors, we usually vote in accordance with management's recommendations, with the following exceptions:
          o Withhold approval of all nominees if a majority of the board are not truly independent outside directors
          o Withhold approval of all nominees if membership of the compensation and audit commits are not constituted entirely of outside directors
          o Withhold approval of any individual nominee who lacks the time required to be an actively involved board member. Generally speaking, approval will be withheld if an individual serves on the board of more than four companies. If the nominee is an executive of a publicly traded company, an approval will generally be withheld if the nominee serves on the board of more than two publicly traded companies
          o Withhold approval of any individual nominee who has a conflict of interest
          o Withhold approval of any individual nominee who does not DIRECTLY own a meaningful number of unrestricted shares of common stock in the corporation. A meaningful number is generally at least 1,000 shares and more, depending on the market value of the corporation's common stock.

     B.   TERMS OF BOARD MEMBERS
          We generally vote for proposals eliminating staggered terms of board members and vote against proposals to stagger board members' terms.

     C.   SEPARATING THE POSITIONS OF CHAIRMAN AND CEO
          We generally vote for proposals requiring that the chairman of the board and the CEO not be filled by the same person.

     D.   DIRECTOR TENURE AND RETIREMENT
          We generally vote for proposals requiring mandatory retirement age for directors and vote against proposals that limit the tenure of the outside directors.

     E.   D&O INDEMNIFICATION AND LIABILITY PROTECTION
          We generally vote for proposals allowing indemnification of directions and/or officers after reviewing the extent of protection requested.

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     F.   NOMINATIONS IN CONTESTED ELECTIONS

          We generally follow the guidelines in electing board of directors in uncontested elections in a contested election.

III. ELECTION OF AUDITORS
     --------------------

     We generally ratify auditors recommended by management. We generally vote for proposals requiring that the auditor be prohibited from providing services unrelated to the auditing function.

IV.  PROXY CONTESTS DEFENSE
     ----------------------

     B.   SHAREHOLDER ABILITY TO REMOVE DIRECTORS
          We generally vote for proposals to restore shareholders ability to remove directors with or without cause.

     C.   CUMULATIVE VOTING
          Cumulative voting is a method of voting for directors that enables the shareholder to multiply the number of his or her shares by the number of directors being voted on, and cast the total for any one director or a selected group of directors. We generally vote for cumulative voting and against proposals eliminating cumulative voting rights.

     D.   SHAREHOLDER ABILITY TO CALL MEETINGS
          We generally vote against proposals limiting shareholders' ability to call special meetings.

     E.   SHAREHOLDER ABILITY TO ACT BY WRITTEN CONSENT
          Written consent allows shareholders to initiate and carry out a shareholder action without waiting until the annual meeting or by calling a special meeting. It permits actions to be taken by the written consent of the same percentage of outstanding shares that would be required to effect the proposed action at a shareholder meeting. We generally vote for proposals allowing such rights.

V.   TENDER OFFER DEFENSE
     --------------------

     A.   CLASSIFIED BOARDS
          A classified board, which is divided into separate classes (usually three) is an example of a board structure. We generally vote against classified boards and vote for proposals eliminating classified boards.

     B.   POISON PILLS
          Poison pills are triggered by an unwanted takeover attempt and cause a variety of events to occur which may make the company financially less attractive to the potential acquirer. We generally vote for proposals discouraging or eliminating poison pills because we believe that poison pills generally have no place in a company where management is acting in the shareholders' best interest.

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     C.   FAIR PRICE PROVISIONS
          A fair price provision in an issuer's charter or bylaws is designed to assure that if the issuer is acquired under a plan not agreed to by the board, each shareholder's securities will be purchased at the same price. We generally vote for fair price provisions.

     D.   GREENMAIL
          An accumulation of large blocks of common stock for the purpose of pressuring companies to repurchase at above market prices to avoid a takeover proxy fight. We generally vote against proposals permitting greenmail.

     E.   SUPERMAJORITY SHAREHOLDER REQUIREMENTS
          Supermajority vote requirements in a company's charter or bylaws require a level of voting approval in excess of a simple majority. We generally vote against proposals requiring super-majority votes.

VI.  MISCELLANEOUS GOVERNANCE PROVISIONS
     -----------------------------------

     A.   CONFIDENTIAL VOTING
          Some issuers have confidential voting procedures that limit management's access to information about how a shareholder has voted until the voting period is closed. We generally vote for confidential voting and vote against proposals eliminating confidential voting rights.

     B.   CHARITABLE CONTRIBUTIONS AND FEES
          We generally vote for proposals limiting charitable contributions and fees paid to lawyers.

VII. CAPITAL STRUCTURE
     -----------------

     A.   STOCK AUTHORIZATIONS
          We generally vote against proposals requesting excessive increases in authorized common or preferred shares where management provides no satisfactory explanation for the use or need of these additional shares.

     B.   STOCK SPLITS
          The purpose of a stock split is usually to enhance the marketability of the stock by lowering the price. We generally vote for stock splits.

     C.   REVERSE STOCK SPLITS
          We generally vote for reverse stock splits if such splits clearly benefit shareholders or prevent the security from delisting.

     D.   OTHER ISSUES
          We will evaluate these issues on a case-by-case basis. We generally vote against any proposal that may have a negative effect on the stock price. We generally vote against any proposal that appears to benefit unreasonably existing management at the expense of its shareholders or impair shareholders rights.

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VIII. EXECUTIVE AND DIRECTOR COMPENSATION
      -----------------------------------

     A.   STOCK OPTION PLANS
          We generally vote against stock option plans for employees and/or directors. We generally vote for indexed stock option, which is a performance-based stock option that the option exercise price is indexed or linked to an industry peer group stock performance index.

     B.   EMPLOYEE STOCK OWNERSHIP PLANS
          We generally vote for employee stock ownership plans.

     C.   DISCLOSURE OF BOARD AND EXECUTIVE COMPENSATION
          We generally vote for proposals requiring disclosure of board and executive compensation.

IX.  ISSUES WITH SOCIAL/MORAL IMPLICATIONS
     -------------------------------------

     We vote against proposals related to social/moral issues if such proposals involve an economic cost to the company or restrict the freedom of management to operate in the best interest of the company.


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